UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2020

Emmaus Life Sciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35527	87-0419387
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

21250 Hawthorne Boulevard, Suite 800, Torrance, CA	90503
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (310) 214-0065

(Former name or former address, if changed, since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Securities registered pursuant to Section 12(b of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement

On September 28, 2020, Emmaus Life Sciences, Inc. (“we,” “us,” “our,” “Emmaus” or the “company”) entered into a convertible bond purchase agreement with Telcon RF Pharmaceutical Inc., or Telcon, pursuant to which we purchased on October 16, 2020 at face value a convertible bond of Telcon in the principal amount of KRW30 billion, or approximately US$26.1 million, on the terms described in the purchase agreement. We purchased the convertible bond with a portion of the net proceeds from the sale of Telcon common shares owned by us as reported in our October 14, 2020 press release announcing the sale the Telcon shares. The sale of the Telcon shares and purchase of the Telcon convertible bond was in accordance with our December 23, 2019 agreement with Telcon reported in our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 23, 2019. As contemplated by the December 23, 2019 agreement, the convertible bond and any proceeds therefrom, including proceeds from any exercise of the call option or early redemption right described below, will replace our former Telcon shares and proceeds therefrom as collateral under our API supply agreement with Telcon entered into on June 16, 2017, as amended since that time.

The Telcon convertible bond matures on October 16, 2030 and bears interest at the rate of 2.1% a year, payable quarterly. Beginning on October 16, 2021, the holder of the convertible bond will be entitled on a quarterly basis to call for early redemption of all or any portion of the principal amount of the convertible bond. To the extent not previously redeemed, the principal amount of the bond will be due upon maturity. The convertible bond is convertible at our option at any and from time to time into common shares of Telcon at an initial conversion price of KRW9,232, or approximately US$8.00, per share. The conversion price is subject to antidilution adjustments in the event of the issuance of Telcon shares or share equivalents at a price below the market price of Telcon shares, a merger or similar reorganization of Telcon or a stock split, reverse stock split, stock dividend or similar event.

In connection with the purchase of the convertible bond, we entered into a call option agreement dated September 28, 2020 with Telcon pursuant to which Telcon or its designee is entitled to repurchase, at par, up to 50% in principal amount of the convertible bond from commencing October 16, 2021 and prior to maturity. If we transfer the convertible bond, we will be obliged under the call option agreement to see to it that the transferee is bound by the call option under the call option agreement.

The convertible bond purchase agreement contains representations and warranties that the parties made to, and solely for the benefit of, the other in the context of the terms and conditions of the agreement and of the specific relationship among the parties. The provisions of the convertible bond purchase agreement, including such representations and warranties, are not for the benefit of any party other than the parties to the agreement and are not intended to provide investors or the public with information about the current state of affairs of the parties to the agreement. Rather, investors and the public should look to the disclosures contained in our filings with the Securities and Exchange Commission for such information.

The foregoing descriptions of the material terms of the convertible bond purchase agreement and the call option agreement are not complete and are qualified in their entirety by reference to the full text of the convertible bond purchase agreement and call back option agreement, which will be filed as exhibits to our Annual Report on Form 10-K for the year ending December 31, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 20, 2020	EMMAUS LIFE SCIENCES, INC.

	By:	/s/ YASUSHI NAGASAKI
	Name:	Yasushi Nagasaki
	Title:	Interim Chief Financial Officer

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